UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Smith, Leroy W.
   206 North Pine Street
   Orange, CA  92866
2. Issuer Name and Ticker or Trading Symbol
   Pease Oil and Gas Company
   WPOG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     September 30, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
  $0.10 Par Value Common St|9/8/97|M   | |10,000            |A  |$1.81      |13,655             |D     |                           |
ock                        |      |    | |                  |   |           |                   |      |                           |
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  $0.10 Par Value Common St|N/A   |N/A |N|N/A               |N/A|N/A        |95,288             |I     |By Trust (1)               |
ock                        |      |    |/|                  |   |           |                   |      |                           |
                           |      |    |A|                  |   |           |                   |      |                           |
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  $0.10 Par Value Common St|N/A   |N/A |N|N/A               |N/A|N/A        |53,188             |I     |By Trust (2)               |
ock                        |      |    |/|                  |   |           |                   |      |                           |
                           |      |    |A|                  |   |           |                   |      |                           |
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  $0.10 Par Value Common St|N/A   |N/A |N|N/A               |N/A|N/A        |11,375             |I     |By Wife                    |
ock                        |      |    |/|                  |   |           |                   |      |                           |
                           |      |    |A|                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
  Option To Purchase C|$2.97   |N/A  |N/A |N|N/A N/A    |A,D|07/27|01/26|common stock|7,500  |       |Options to P|D  |            |
ommon Stock           |        |     |    |/|           |   |/97  |/02  |            |       |       |urchase     |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Option To Purchase C|$1.81   |9/8/9|M   | |10,000     |D  |02/10|08/09|common stock|10,000 |       |7,500 shares|D  |            |
ommon Stock           |        |7    |    | |           |   |/97  |/01  |            |       |       |            |   |            |
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  Convertible Debentur|$3.00   |N/A  |N/A |N|N/A N/A    |A,D|08/01|07/31|common stock|33,333 |       |33,333      |I  |By Trust (1)|
e                     |        |     |    |/|           |   |/96  |/01  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Warrant To Purchase |$6.00   |N/A  |N/A |N|N/A N/A    |A,D|Immed|8/13/|common stock|8,288  |       |8,288       |I  |By Trust (1)|
Common Stock          |        |     |    |/|           |   |     |98   |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Convertible Debentur|$3.00   |N/A  |N/A |N|N/A N/A    |A,D|08/01|07/31|common stock|33,333 |       |33,333      |I  |By Trust (2)|
e                     |        |     |    |/|           |   |/96  |/01  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Warrant To Purchase |$6.00   |N/A  |N/A |N|N/A N/A    |A,D|Immed|8/13/|common stock|3,188  |       |3,188       |I  |By Trust (2)|
Common Stock          |        |     |    |/|           |   |     |98   |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Warrant To Purchase |$6.00   |N/A  |N/A |N|N/A N/A    |A,D|Immed|08/13|common stock|6,375  |       |6,375       |D  |            |
Common Stock          |        |     |    |/|           |   | 08/1|/98  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |3/   |     |            |       |       |            |   |            |
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  Warrant To Purchase |$6.00   |N/A  |N/A |N|N/A N/A    |A,D|Immed|08/13|common stock|6,375  |       |6,375       |I  |By Wife     |
Common Stock          |        |     |    |/|           |   |     |/98  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Mr. Smith is one of the Trustees for this employee benefit plan, a trust, and therefore may be deemed to have beneficial ownership in its
investments.
(2) Mr. Smith performs management and financial advisory services for this trust. Although Mr. Smith does not hold any fiduciary or voting position within this entity, he may be deemed to have beneficial ownership for purposes of Section 16 reporting.
SIGNATURE OF REPORTING PERSON
/s/ Patrick J. Duncan, Attorney-In-Fact for LeRoy W. Smith
DATE
 October 27, 1997